EXECUTION COPY

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER, dated as of January 7, 2010 (this "**Amendment**") is made and entered into by and among Google Inc., a Delaware corporation ("**Parent**"), Oxide Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("**Sub I**"), Oxide LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent, ("**Sub II**"), and On2 Technologies, Inc., a Delaware corporation (the "**Company**").

RECITALS

A. WHEREAS, the Parent, Sub I and the Company entered into that certain Agreement and Plan of Merger, dated as of August 4, 2009 (the "**Merger Agreement**").

B. WHEREAS, the parties desire to amend the Merger Agreement as provided herein and to add Sub II as a party thereto in accordance with **Section 7.4** of the Merger Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the parties agree as follows:

Section 1. Definitions. Capitalized terms used in this Amendment but not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

Section 2. Amendment of the Merger Agreement. The following provisions of the Merger Agreement are hereby amended as follows:

2.01 Recital A. Recital A to the Merger Agreement is hereby amended and restated in its entirety as follows:

"A. The respective Boards of Directors of each of Parent, Sub I and the Company believe it is advisable and in the best interests of each such respective company and its respective stockholders to consummate the merger of Sub I with and into the Company (the "**Merger**") on the terms and subject to the conditions provided for in this Agreement and, in furtherance thereof, have approved this Agreement and the Merger."

2.02 Recital B. Recital B to the Merger Agreement is hereby amended and restated in its entirety as follows:

"B. As soon as practicable following the Merger, Parent shall cause the Company to merge with and into Sub II (the "**Second Step Merger**" and, taken together with the Merger, the "**Integrated Merger**"). The Integrated Merger is intended to constitute a "reorganization" within the meaning of Section 368(a) of the Code (as defined below). Parent and the Company intend that the Integrated Merger will constitute integrated steps in a single "plan of reorganization" within the meaning of Treasury Regulation §§1.368-2(g) and 1.368-3, which plan of reorganization the parties hereby adopt by executing this Agreement."

2.03 References to Sub II. Except as set forth in Section 2.21 hereof, the Merger Agreement is hereby amended to replace all instances of (i) "Parent and Sub" with "Parent, Sub I and Sub

II," (ii) "Parent or Sub" with "Parent, Sub I or Sub II," (iii) "other than Parent, Sub or any designees or representatives of Parent or Sub" with "other than Parent, Sub I, Sub II or any designees or representatives of Parent, Sub I or Sub II," (iv) "neither Parent nor Sub" with "none of Parent, Sub I or Sub II" and (v) "Parent, Sub and the Company" with "Parent, Sub I, Sub II and the Company."

2.04 Section 1.1. Section 1.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

"The Integrated Merger. At the Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, Sub I shall be merged with and into the Company, and, as a result thereof, the separate corporate existence of Sub I shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter referred to as the "**Interim Surviving Corporation**." As soon as practicable after the Effective Time, and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the DGCL and the Delaware Limited Liability Company Act (the "**LLC Act**"), the Interim Surviving Corporation shall be merged with and into Sub II, and, as a result thereof, the separate corporate existence of the Interim Surviving Corporation shall cease, and Sub II shall continue as the surviving entity and as a wholly owned subsidiary of Parent. The surviving entity after the Second Step Merger is hereinafter referred to as the "**Final Surviving Entity**.""

2.05 References to Surviving Corporation. The Merger Agreement is hereby amended to replace all instances of "Surviving Corporation" with "Final Surviving Entity."

2.06 Section 1.2. Section 1.2 of the Merger Agreement is hereby amended and restated in its entirety as follows:

"Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to **Section 7.1** hereof, the closing of the Merger (the "**Closing**") will take place at 10:00 a.m. (San Francisco time) on the second Business Day following satisfaction or waiver of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Parent, 1600 Amphitheatre Parkway, Mountain View, California 94043, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the "**Closing Date**." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger relating to the Merger (the "**Certificate of Merger**") in such form as is required by, and executed and acknowledged in accordance with, the applicable provisions of the DGCL (the time of such filing (or such later time as may be agreed upon in writing by the parties that is specified in the Certificate of Merger) shall be referred to herein as the "**Effective Time**"). As soon as practicable after the Effective Time, Parent shall cause the Second Step Merger to be consummated by filing a certificate of merger relating to the Second Step Merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and the LLC Act (the time of such filing (or such later time as may be agreed upon in writing by the parties that is specified in the Second Step Certificate of Merger) shall be referred to herein as the "**Second Step Effective Time**")."

2.07 Section 1.3. Section 1.3 of the Merger Agreement is hereby amended and restated in its entirety as follows:

"Effect of the Integrated Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and

subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Sub I shall vest in the Interim Surviving Corporation, and all debts, liabilities and duties of the Company and Sub I shall become the debts, liabilities and duties of the Interim Surviving Corporation. At the Second Step Effective Time, the effect of the Second Step Merger shall be as provided in the applicable provisions of the DGCL and the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Second Step Effective Time, all of the property, rights, privileges, powers and franchises of the Interim Surviving Corporation and Sub II shall vest in the Final Surviving Entity, and all debts, liabilities and duties of the Interim Surviving Corporation and Sub II shall become the debts, liabilities and duties of the Final Surviving Entity."

2.08 Section 1.4. Section 1.4 of the Merger Agreement is hereby amended and restated in its entirety as follows:

"Formation Documents.

(a) The Certificate of Incorporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Sub I as in effect immediately prior to the Effective Time (except that Article First of the certificate of incorporation shall (i) read as follows: "The name of the corporation is On2 Technologies, Inc." and (ii) provide that the sole incorporator shall continue to be the sole incorporator of the Company) and, as so amended, shall be the certificate of incorporation of the Interim Surviving Corporation until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation.

(b) The bylaws of the Company shall be amended as of the Effective Time to be identical to the bylaws of Sub I, as in effect immediately prior to the Effective Time and, as so amended, shall be the bylaws of the Interim Surviving Corporation until thereafter amended in accordance with the DGCL and as provided in such bylaws.

(c) Unless otherwise determined by Parent prior to the Effective Time, the certificate of formation of Sub II as in effect immediately prior to the Second Step Effective Time shall be the certificate of formation of the Final Surviving Entity in the Second Step Merger until thereafter amended in accordance with the LLC Act and as provided in such certificate of formation; provided, however, that at the Second Step Effective Time, Article I of such certificate of formation shall be amended and restated in its entirety to read as follows: "The name of this limited liability company is On2 Technologies, LLC."

(d) Unless otherwise determined by Parent prior to the Effective Time, the limited liability company agreement of Sub II as in effect immediately prior to the Second Step Effective Time shall be the limited liability company agreement of the Final Surviving Entity, until thereafter amended in accordance with the LLC Act and as provided in such limited liability company agreement; provided, however, that at the Effective Time, such limited liability company agreement shall be amended and restated in its entirety to read as follows: "The name of this limited liability company is On2 Technologies, LLC.""

2.09 Section 1.5. Section 1.5 of the Merger Agreement is hereby amended and restated in its entirety as follows:

"(a) Directors of the Interim Surviving Corporation and Managers of the Final Surviving Entity. The directors of Sub I immediately prior to the Effective Time shall be the directors of the Interim Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Interim Surviving Corporation in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Interim Surviving Corporation until their respective successors are duly

elected and qualified. The directors of the Interim Surviving Corporation immediately prior to the Second Step Effective Time shall be the managers of the Final Surviving Entity immediately after the Second Step Effective Time, each to hold the office of a manager of the Final Surviving Entity in accordance with the provisions of the LLC Act and the certificate of formation and limited liability company agreement of the Final Surviving Entity until their respective successors are duly elected and qualified.

(b) Officers of the Interim Surviving Corporation and the Final Surviving Entity. The officers of Sub I immediately prior to the Effective Time shall be the officers of the Interim Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Interim Surviving Corporation. The officers of the Interim Surviving Corporation immediately prior to the Second Step Effective Time shall be the officers of the Final Surviving Entity immediately after the Second Step Effective Time, each to hold office in accordance with the provisions of the limited liability company agreement of the Final Surviving Entity."

2.10 Section 1.6(a). The definitions of Exchange Ratio, Option Merger Consideration, Restricted Stock Unit Consideration and Trading Price set forth in Section 1.6(a) of the Merger Agreement are hereby amended and restated in their entirety as follows:

""**Exchange Ratio**" shall mean 0.0010.

"**Option Merger Equity Consideration**" shall mean the Company Stock Price multiplied by the number of shares of Company Common Stock underlying any applicable Company Option, less the sum of (i) the per share exercise price of such Company Option multiplied by the number of shares of Company Common Stock underlying such Company Option and (ii) the aggregate income or employment tax withholding required under the Code or any provision of state, local or foreign tax Law, if any.

"**Restricted Stock Unit Consideration**" shall mean the Per Share Value multiplied by the number of shares of Company Common Stock underlying any applicable Company Restricted Stock Unit, less any income or employment tax withholding required under the Code or any provision of state, local or foreign tax Law.

"**Trading Price**" shall mean the volume weighted-average trading price of a share of Parent Common Stock as reported on Nasdaq based on the sales price of every share of Parent Common Stock traded during the immediately preceding trading day prior to the Closing."

2.11 Additional Definitions. Section 1.6(a) of the Merger Agreement is hereby amended to include the following definitions:

""**Company Stock Price**" shall mean the dollar amount determined by multiplying 0.0010 by the Trading Price.

"**Per Share Value**" shall mean the sum of (i) $0.15 and (ii) the Company Stock Price."

2.12 Deleted Definitions. Section 1.6(a) of the Merger Agreement is hereby amended by deleting the definition of Restricted Stock Consideration in its entirety.

2.13 Section 1.6(b)(i). Section 1.6(b)(i) of the Merger Agreement is hereby amended and restated in its entirety as follows:

"(i) Company Capital Stock. Other than as set forth in **Section 1.6(e)**, each share of Company Capital Stock that is outstanding immediately prior to the Effective Time (other than shares of Company Restricted Stock and Company Capital Stock owned by Parent, Sub I, Sub II or the Company, or by any direct or indirect wholly-owned Subsidiary of Parent, Sub I, Sub II or the Company, in each case immediately prior to the Effective Time), shall be canceled and extinguished and automatically converted into the right to receive (i) the number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the "**Stock Consideration**"), plus (ii) $0.15 in cash (the "**Cash Consideration**"), plus (iii) the cash payable in lieu of fractional shares pursuant to **Section 1.6(e)** upon the surrender of the certificate, if any, representing such share of Company Capital Stock in the manner provided in **Section 1.7** (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in **Section 1.9**). The Stock Consideration and the Cash Consideration, together with any cash payable in lieu of fractional shares pursuant to **Section 1.6(e)**, are collectively referred to herein as the "**Merger Consideration**"."

2.14 Section 1.6(b)(iii). Section 1.6(b)(iii) of the Merger Agreement is hereby amended and restated in its entirety as follows:

"(iii) Capital Stock of Subs. Each share of common stock of Sub I issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Interim Surviving Corporation. Each stock certificate of Sub I evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Interim Surviving Corporation. Each share of Common Stock of the Interim Surviving Corporation issued and outstanding immediately after the Effective Time shall be converted into and exchanged for the applicable corresponding interest of the Final Surviving Entity. Each stock certificate of the Interim Surviving Corporation evidencing ownership of any such shares shall continue to evidence the applicable corresponding interest in the Final Surviving Entity."

2.15 Section 1.6(c)(i) and (ii). Sections 1.6(c)(i) and (ii) of the Merger Agreement are hereby amended and restated in their entirety as follows:

"(c) Treatment of Company Options, Company Restricted Stock, Company Restricted Stock Units and Company Warrants.

(i) Company Options.

(A) No Company Option (whether vested or unvested) shall be assumed by Parent. Each Company Option that is outstanding immediately prior to the Effective Time shall become, as of immediately prior to the Effective Time, fully vested and exercisable.

(B) At the Effective Time, each then outstanding Company Option (regardless of the exercise price thereof) shall, by virtue of the Merger, be cancelled such that no Company Option shall remain outstanding immediately after the Effective Time.

(C) Each holder of a Company Option that is outstanding immediately prior to the Effective Time, with an exercise price less than the Company Stock Price, shall have the right to receive, subject to the terms and conditions of this Agreement:

(1) a number of shares of Parent Common Stock, if any, determined by dividing (I) the Option Merger Equity Consideration by (II) the Trading Price; and

(2) an amount in cash determined by multiplying $0.15 by the number of shares of Company Common Stock underlying any applicable Company Option less the aggregate amount of any additional income or employment tax withholding required under the Code or any provision of state, local or foreign tax Law, if any, to the extent such withholding was not reflected in the computation of the Option Merger Equity Consideration; and

(3) an additional amount in cash, if any, equal to the product obtained by multiplying any fraction of a share of Parent Common Stock resulting from the calculation in **Section 1.6(c)(i)(C)(1)** above by the Trading Price.

(D) Each holder of a Company Option that is outstanding immediately prior to the Effective Time, with an exercise price less than the Per Share Value, but equal to or greater than the Company Stock Price, shall have the right to receive, subject to the terms and conditions of this Agreement, an amount in cash, if any, determined by multiplying the difference between the Per Share Value and the applicable Company Option exercise price by the number of shares of Company Common Stock underlying any applicable Company Option, less any income or employment tax withholding required under the Code or any provision of state, local or foreign tax Law.

(ii) Company Restricted Stock. The Company Restricted Stock shall be fully vested as of the Effective Time. Each holder of Company Restricted Stock shall receive, subject to the terms and conditions of this Agreement:

(A) the Merger Consideration; less

(B) the aggregate amount of any income or employment tax withholding required under the Code or any provision of state, local or foreign tax Law, if any, with the amount of such withholding being calculated based on the Per Share Value and such withholding to be made from the Merger Consideration in shares of Parent Common Stock to be received by such holder in an amount equal to the amount obtained by dividing the amount of such withholding by the Trading Price."

2.16 Section 1.7(b). Section 1.7(b) of the Merger Agreement is hereby amended and restated in its entirety as follows:

"(b) Parent to Provide Parent Common Stock and Cash. At or prior to the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this **Article I**, the shares of Parent Common Stock issuable and the aggregate Cash Consideration payable pursuant to **Section 1.6** in exchange for shares of Company Capital Stock and Company Options. In addition, Parent shall make available from time to time after the Effective Time as necessary, cash in an amount sufficient to pay any cash payable in lieu of fractional shares pursuant to **Section 1.6(e)** and any dividends or distributions to which holders of shares of Company Capital Stock may be entitled pursuant to **Section 1.7(d)**. Any Parent Common Stock and cash deposited with the Exchange Agent shall hereinafter be referred to as the "**Exchange Fund**"."

2.17 Section 1.7(c). Section 1.7(c) of the Merger Agreement is hereby amended and restated in its entirety as follows:

"(c) Exchange Procedures. As promptly as practicable following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of immediately prior to the Effective

Time) (x) of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (or effective affidavits of loss in lieu thereof), (y) of non-certificated shares of Company Capital Stock represented by book entry ("**Book Entry Shares**") or (z) of a certificate or other written evidence of ownership of Company Options (together with (x), the "**Certificates**"), (i) a letter of transmittal in customary form as Parent and the Company may reasonably agree (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book Entry Shares shall pass, only upon delivery of the Certificates (or effective affidavits in lieu thereof) or Book Entry Shares to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for certificates representing whole shares of Parent Common Stock pursuant to **Section 1.6(b)**, the applicable Cash Consideration payable to such holder pursuant to **Section 1.6(b)**, cash payable in respect thereof in lieu of any fractional shares pursuant to **Section 1.6(e)** and any dividends or other distributions payable in respect thereof pursuant to **Section 1.7(d)**. With respect to uncertificated shares of Company Capital Stock held through "direct registration," Parent shall implement procedures with the Exchange Agent for effecting the exchange of such directly registered uncertificated shares of Company Capital Stock, the applicable Cash Consideration payable to such holder pursuant to **Section 1.6(b)**, and payment of cash in lieu of any fractional shares pursuant to **Section 1.6(e)** and any dividends or distributions to which such holder is entitled pursuant to **Section 1.7(d)**, as promptly as practicable after the Effective Time. Upon surrender of Certificates (or effective affidavits in lieu thereof) or Book Entry Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates or Book Entry Shares shall be entitled to receive in exchange therefor the number of whole shares of Parent Common Stock (after taking into account all Certificates or Book Entry Shares surrendered by such holder of record) to which such holder is entitled pursuant to **Section 1.6(b)** (which, at the election of Parent, may be in uncertificated book entry form unless a physical certificate is requested by the holder of record or is otherwise required by applicable Law), cash payment equivalent to applicable Cash Consideration to which such holder is entitled to pursuant to **Section 1.6(b)**, cash payment in lieu of fractional shares to which such holder is entitled pursuant to **Section 1.6(e)** and any dividends or distributions to which such holder is entitled pursuant to **Section 1.7(d)**, and the Certificates or Book Entry Shares so surrendered shall forthwith be canceled. The Exchange Agent shall accept such Certificates or Book Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book Entry Shares on the cash amounts payable upon the surrender of such Certificates or Book Entry Shares pursuant to this **Section 1.7**. Until so surrendered, from and after the Effective Time, outstanding Certificates or Book Entry Shares shall be deemed to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock or Company Options shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with **Section 1.6(e)**, an amount in cash equivalent to the applicable Cash Consideration to which such holder is entitled to pursuant to **Section 1.6(b),** and any dividends or distributions payable pursuant to **Section 1.7(d)**."

2.18 Section 1.7(h). Section 1.7(h) of the Merger Agreement is hereby amended and restated in its entirety as follows:

"(h) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Book Entry Shares twelve (12) months after the Effective Time shall, at the request of the Final Surviving Entity, be delivered to the Final Surviving Entity or otherwise according to the instruction of the Final Surviving Entity, and any holders of the Certificates or Book Entry Shares who have not surrendered such Certificates or Book Entry Shares in compliance with this Section 1.7 shall after such delivery to Final Surviving Entity look only to the Final Surviving Entity

for delivery or payment of the Merger Consideration pursuant to **Section 1.6** and any dividends or other distributions payable in respect thereof pursuant to **Section 1.7(d)**."

2.19 Section 1.8. Section 1.8 of the Merger Agreement is hereby amended and restated in its entirety as follows:

"No Further Ownership Rights in Company Capital Stock. From and after the Effective Time, all shares of Company Capital Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate or Book Entry Shares theretofore representing any shares of Company Capital Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to **Section 1.6** and any dividends or other distributions payable in respect thereof pursuant to **Section 1.7(d)**. All shares of Parent Common Stock issued and all Cash Consideration paid, in each case upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to **Section 1.6** and any dividends or other distributions paid in respect thereof pursuant to **Section 1.7(d)**), shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Final Surviving Entity for any reason, then such Certificates shall be canceled and exchanged as provided in this **Article I**."Section 1.10. The Merger Agreement is hereby amended to include the following as Section 1.10 and any subsequent provisions shall be appropriately renumbered:

"Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has not effectively withdrawn or lost such holder's appraisal or similar rights for such shares under the DGCL (collectively, the "**Dissenting Shares**"), shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in **Section 1.6** hereof, but the holder thereof shall only be entitled to such rights as are provided by the DGCL.

(b) Notwithstanding the provisions of **Section 1.6(b)** hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's appraisal rights under the DGCL, as applicable, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in **Section 1.6** hereof, without interest thereon, upon surrender of the certificate representing such shares.

(c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands.

2.21 Section 3.1. Section 3.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

"Organization. Each of Parent and Sub I is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being

conducted. Sub II is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

2.22 Section 5.17. Section 5.17 of the Merger Agreement is hereby amended and restated in its entirety as follows:

"Obligations of the Sub. Parent shall cause each of Sub I and Sub II to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement."

2.23 Section 5.18. Section 5.18 of the Merger Agreement is hereby amended and restated in its entirety as follows:

"Tax Matters. None of Parent, Sub I, Sub II or the Company shall, and they shall not permit any of their respective Subsidiaries to, take any action prior to or following the Effective Time that would reasonably be expected to cause the Integrated Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Each of Parent, Sub I, Sub II and the Company shall use its commercially reasonable efforts to obtain the opinions described in **Section 6.1(d)** (collectively, the "**Tax Opinions**"). Officers of Parent, Sub I, Sub II and the Company shall execute and deliver to Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Parent, and Hogan & Hartson LLP, counsel to the Company, certificates containing customary representations as described in Section 6.1(d) at such time or times as may be reasonably requested by such law firms, including the effective date of the Registration Statement (and the effective date of any post-effective amendments thereto) and the Effective Time, in connection with their respective deliveries of opinions with respect to the Tax treatment of the Integrated Merger. Each of Parent, Sub I, Sub II and the Company covenants and agrees to report the Integrated Merger for U.S. federal and applicable state income tax purposes in a manner consistent with the characterization of the Integrated Merger as a tax-free reorganization under Section 368(a)(1) of the Code, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code."

2.24 Section 6.1(d). Section 6.1(d) of the Merger Agreement is hereby amended and restated in its entirety as follows:

"(d) Tax Opinions. Parent shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation (or other legal counsel nationally recognized in matters relating to federal income taxation), and the Company shall have received an opinion of Hogan & Hartson LLP (or other legal counsel nationally recognized in matters relating to federal income taxation), each dated as of the Effective Time and each to the effect that the Integrated Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. The issuance of such opinions shall be conditioned upon the receipt by such counsel of customary representation letters from each of Parent, Sub I, Sub II and the Company, in each case, in form and substance reasonably satisfactory to such counsel, upon which such counsel shall be entitled to rely. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect."

Section 3. Miscellaneous.

3.01 Continuance and Survival of Other Provisions. Except as specifically amended hereby, the Merger Agreement (and all of the other covenants, agreements, representations, warranties, promises or other terms and conditions therein) shall remain in full force and effect without any change whatsoever. This Amendment is limited precisely as written and shall not be deemed to be an amendment

to any other term or condition of the Merger Agreement or any of the documents referred to therein. Except as expressly amended by this Amendment, this Amendment does not constitute a waiver of any term, condition or other provision of the Merger Agreement. For the avoidance of doubt, the phrases "as of the date hereof", "as of the date of this Agreement" or words of similar import as used in the Merger Agreement (as amended pursuant to this Amendment) shall mean "as of August 4, 2009" (i.e., the date the Merger Agreement was executed).

3.02 Effect of Amendment. This Amendment shall form a part of the Merger Agreement for all purposes, and each party hereto and thereto shall be bound hereby. This Amendment is effective on the date hereof upon execution of the parties hereto. From and after the execution of this Amendment by the parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby.

3.03 Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Amendment as well as any facsimile, telecopy or other reproduction hereof.Governing Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware in connection with any matter based upon or arising out of this Amendment or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Amendment or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

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IN WITNESS WHEREOF, Parent, Sub I, Sub II, and the Company have caused this Amendment to be signed, all as of the date first written above.

GOOGLE INC.
By: [signature]
Name: Donald Harrison
Title: Assistant Secretary

OXIDE INC.
By: [signature]
Name: Donald Harrison
Title: Assistant Secretary

OXIDE LLC
By: [signature]
Name: Donald Harrison
Title: CEO, President and Secretary

ON2 TECHNOLOGIES, INC.
By: ______________
Name: ______________
Title: ______________

IN WITNESS WHEREOF, Parent, Sub I, Sub II, and the Company have caused this Amendment to be signed, all as of the date first written above.

GOOGLE INC.

By: ____________________

Name: ____________________

Title: ____________________

OXIDE INC.

By: ____________________

Name: ____________________

Title: ____________________

OXIDE LLC

By: ____________________

Name: ____________________

Title: ____________________

ON2 TECHNOLOGIES, INC.

By: [signature]

Name: Matt Frost

Title: CEO